EXHIBIT 23

February 3, 2021

Ms. Stacey Hollabaugh

XTO Energy Inc.

22777 Springwoods Village Parkway

Spring, TX 77389-1425

Re:         CRT Consent Letter

Dear Ms. Hollabaugh:

This letter is to confirm that Miller and Lents, Ltd. (M&L) authorizes XTO Energy Inc. (XTO) to use our name and report dated January 28, 2021, related to the Cross Timbers Royalty Trust (CRT) for use in the electronic filing of the CRT Annual Report on Form 10-K with the SEC.

Please provide us with an exact copy of the Annual Report on Form 10-K as electronically filed with the SEC.

Very truly yours,

MILLER AND LENTS, LTD.
Texas Registered Engineering Firm No. F-1442

By	/S/ KATIE M. REINAKER
Katie M. Reinaker, P. E.
Senior Vice President